Exhibit 10.19

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [*****], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

SECOND AMENDMENT TO LEASE

THIS SECOND AMENDMENT TO LEASE (“this Second Amendment”) is dated as of May 6, 2021 (“Effective Date”), by and between ARE-MARYLAND NO. 50, LLC, a Delaware limited liability company, having an address at 26 North Euclid Avenue, Pasadena, California 91101 (“Landlord”), and SYNTHETIC BIOLOGICS, INC., a Nevada corporation, having an address at Suite 270, 9605 Medical Center Drive, Rockville, Maryland 20850 (“Tenant”).

RECITALS

A.Landlord and Tenant have entered into a Lease dated April 14, 2015 (“Original Lease”), wherein Landlord’s indirect predecessor in interest, MCC3, LLC, a Delaware limited liability company, leased to Tenant premises containing approximately 5,365 rentable square feet located on the second floor of the Building at Suite 250, 9605 Medical Center Drive, Rockville, Maryland 20850, as more particularly described in the Original Lease (“Original Premises”).

B.Landlord and Tenant have entered into that certain First Amendment to Lease dated March 22, 2016 (“First Amendment”; together with the Original Lease, the “Lease”), wherein Landlord’s direct predecessor in interest, IPX Medical Center Drive Investors, LLC, a Delaware limited liability company (“Immediate Prior Landlord”), leased to Tenant an additional 4,998 rentable square feet of space located on the second floor of the Building (“Expansion Premises”; together with the Original Premises, the “Premises”). The Premises thus consists of a total of 10,363 rentable square feet.

C.By that certain Deed and Assignment and Assumption of Ground Lease dated February 19, 2020, Immediate Prior Landlord assigned to Landlord all of Immediate Prior Landlord’s right, title, and interest in, among other things, the Ground Lease (as defined therein).

D.Landlord and Tenant desire to amend the Lease, among other things, to extend the Term, adjust the Base Year, provide certain tenant improvement allowances, grant an option to expand the Premises, and grant the right to Tenant to extend the Term.

AGREEMENT

Now, therefore, in consideration of the foregoing Recitals, the mutual promises and conditions contained herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease is amended as follows:

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1.Definitions; Recitals. Terms used in this Second Amendment but not otherwise defined shall have the meanings set forth in the Lease. The Recitals form an integral part of this Second Amendment and are hereby incorporated by reference.

2.Extension of Term. The Term is scheduled to expire, unless earlier terminated in accordance with the terms and conditions of the Lease, on August 31, 2022. The Term of the Lease is hereby extended for a period of 63 months, beginning on September 1, 2022 and expiring, unless earlier terminated or extended in accordance with the terms and conditions of the Lease, on December 31, 2027 (“First Extension Term”).

a.Annual Rent for First Extension Term. The Annual Rent for the First Extension Term is set forth in the table below:

Period	Annual Rent	Monthly Installment
[*****]	ABATED	ABATED
12.1.2022 to 11.30.2023	$326,227.24	$27,185.60
12.1.2023 to 11.30.2024	$336,014.06	$28,001.17
12.1.2024 to 11.30.2025	$346,094.48	$28,841.21
12.1.2025 to 11.30.2026	$356,477.31	$29,706.44
12.1.2026 to 11.30.2027	$367,171,63	$30,597.64
12.1.2027 to 12.31.2027	$378,186.78!	$31,515.56

…As long as no Event of Default then exists, Landlord shall abate the Annual Rent for the period [*****]. In the event of any termination of this Lease by Landlord based on an Event of Default by Tenant, the then unamortized portion of the Annual Rent that would have otherwise been due and payable during such period of abatement in the absence of such abatement shall immediately become due and payable and any remaining abatement of Annual Rent shall be of no further force or effect (it being understood that the abated Annual Rent shall be amortized over the First Extension Term, and that as of the date of termination of this Lease under Article IX hereof, any then unamortized portion of such abated Annual Rent shall be included in the calculation of the amounts due and payable by Tenant to Landlord under Article IX after such termination of this Lease.

…The Annual Rent figure is used only to illustrate the annualized amount for the designated time period.

b.Increase in Annual Rent Based on Use of Additional Tenant Improvement Allowance. Annual Rent shall be increased as of the date or dates on which Tenant uses the Additional Tenant Improvement Allowance pursuant to Section 5(bL2 of the Work Letter attached hereto as Exhibit B (such increase to be calculated based on the amount of the Additional Tenant Improvement Allowance used by Tenant, such amount to be amortized over the First Extension Term based on an interest rate of 8.5% per annum; the resulting amount so amortized shall be added to the monthly installments of Annual Rent). For the avoidance of doubt, the Additional Tenant Improvement Allowance shall not be subject to the adjustment in Annual Rent shown in the table above.

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3.Base Year Adjustment. Effective as of January 1, 2022, the Base Year (as defined in Section 1.1 of the Lease) shall be changed from “Calendar year 2015” to “Calendar year 2022.” For the period [*****], Tenant shall not be obligated to pay to Landlord (a) Tenant’s Estimated Monthly Payments of Tenant’s Share of Operating Costs Escalations and (b) Tenant’s Estimated Monthly Real Estate Taxes of Tenant’s Share of Real Estate Tax Escalations. Beginning on [*****], Tenant shall recommence payment to Landlord of (i) Tenant’s Estimated Monthly Payments of Tenant’s Share of Operating Costs Escalations and (ii) Tenant’s Estimated Monthly Real Estate Taxes of Tenant’s Share of Real Estate Tax Escalations. Tenant shall make such payments in accordance with the terms and conditions of Sections 4.2 and 4.3 of the Lease.

4.Landlord’s Repair Work. Within 30 days after the Effective Date, Landlord shall at its expense perform the following work (“Repair Work”) in the Premises in a good and workmanlike manner:

a.Landlord shall engage an HVAC technician to professionally balance the HVAC system serving the Premises and repair or replace the thermostats that control the HVAC system. b. Landlord shall repair or replace the hot water heater serving the Premises (including the dishwasher). If replaced, the replacement shall be of like kind and quality.

Tenant shall provide Landlord and its agents and contractors access to the Premises within such 30 day period so as to allow them to complete the Repair Work in a timely and efficient manner. Tenant recognizes that portions of the Repair Work may entail noise and dust, and Tenant accepts any resulting inconvenience or disruptions to Tenant’s normal business activities at the Premises. Landlord will, however, use commercially reasonable efforts to minimize any such inconvenience or disruptions. The 30 day period within which to complete the Repair Work is subject in all cases to any delays resulting from Landlord’s inability to obtain replacement parts on a timely basis, delays in Landlord gaining access to the Premises that are attributable to Tenant, and any Force Majeure events.

5.Second Extension Term (Section 2.3). Section 2.3 of the Lease is hereby amended by deleting that Section in its entirety and replacing it with the following new Section 2.3:

2.3Option to Extend Term. Tenant shall have the right to extend the First Extension Term of the Lease upon the following terms and conditions:

2.3.1Extension Right. Tenant shall have the right (“Extension Right”) to extend the First Extension Term of the Lease for 5 years (“Second Extension Term”) on the same terms and conditions as the Lease (other than Annual Rent) by giving Landlord written notice of Tenant’s election to exercise the Extension Right at least 9 months prior, and no earlier than 12 months prior, to the expiration of the First Extension Term. If Tenant exercises the Extension Right, the Second Extension Term shall begin on January 1,2028 and, unless earlier terminated in accordance with the terms and conditions of this Lease, end on December 31, 2032.

2.3.2Annual Rent. Upon the commencement of the Second Extension Term, Annual Rent shall be payable at the Market Rate (as defined below).

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Annual Rent shall thereafter be adjusted on each anniversary of the commencement of the Second Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the annual base rental rate per square foot that a lessor of a leasehold premises comparable in location, size, design and improvements to the Premises would accept in comparable transactions taking into account all relevant factors, including all market concessions (such as allowances, commissions, and free rent) and the specific provisions of this Lease that will remain constant (with the exception of the Tl Allowance). If, on or before the date that is 60 days before the expiration of the First Extension Term, as applicable, the parties have not agreed in writing on the Market Rate and the rent escalations during such Second Extension Term after negotiating in good faith, Tenant may elect arbitration as described in Section 2.3.3 below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to further extend the Term of the Lease and the Extension Right.

2.3.3	Arbitration.

2.3.3.1Within 10 days of Tenant’s notice to Landlord of its election to arbitrate the Market Rate and escalations, each party shall deliver to the other a proposal containing the Market Rate and escalations that the submitting party believes to be correct (“Extension Proposal”). If either party fails to timely submit an Extension Proposal, the other party’s submitted proposal shall determine the Base Rent and escalations for the Second Extension Term. If both parties submit Extension Proposals, then Landlord and Tenant shall meet within 7 days after delivery of the last Extension Proposal and make a good faith attempt to mutually appoint a single Arbitrator (as defined below) to determine the Market Rate and escalations. If Landlord and Tenant are unable to agree upon a single Arbitrator, then each shall, by written notice delivered to the other within 10 days after the meeting, select an Arbitrator. If either party fails to timely give notice of its selection for an Arbitrator, the other party’s submitted proposal shall determine the Annual Rent for the Second Extension Term. The 2 Arbitrators so appointed shall, within 5 business days after their appointment, appoint a third Arbitrator. If the 2 Arbitrators so selected cannot agree on the selection of the third Arbitrator within the time above specified, then either party, on behalf of both parties, may request such appointment of such third Arbitrator by application to any state court of general jurisdiction in the jurisdiction in which the Premises are located, upon 10 days prior written notice to the other party of such intent.

2.3.3.2The decision of the Arbitrator(s) shall be made within 30 days after the appointment of a single Arbitrator or the third Arbitrator, as applicable. The decision of the single Arbitrator shall be final and binding upon the parties. The average of the two closest Arbitrators in a three Arbitrator panel shall be final and binding upon the parties. Each party shall pay the fees and expenses of the Arbitrator appointed by or on behalf of such party and the fees and expenses of the third Arbitrator shall be borne equally by both parties. If the Market Rate and escalations are not determined

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by the first day of the Second Extension Term, then Tenant shall pay Landlord Annual Rent in an amount equal to the Annual Rent in effect immediately prior to the Second Extension Term and increased by 3% until such determination is made. After the determination of the Market Rate and escalations, the parties shall make any necessary adjustments to such payments made by Tenant. Landlord and Tenant shall then execute and deliver an amendment recognizing the Market Rate and escalations for the Second Extension Term.

2.3.3.3“Arbitrator” shall be any person appointed by or on behalf of either party or appointed pursuant to the provisions hereof and: (i) shall be (A) a member of the American Institute of Real Estate Appraisers with not less than 10 years of experience in the appraisal of improved office and high tech industrial real estate in the greater Rockville, Maryland metropolitan area, or (B) a licensed commercial real estate broker with not less than 15 years’ experience representing landlords and/or tenants in the leasing of high tech or life sciences space in the greater Rockville, Maryland metropolitan area, (ii) devoting substantially all of their time to professional appraisal or brokerage work, as applicable, at the time of appointment and (iii) be in all respects impartial and disinterested.

2.3.4Right Personal. The Extension Right is personal to Tenant and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease, except that the Extension Right may be transferred without Landlord’s consent to an Affiliate of Tenant.

2.3.5Exceptions. Notwithstanding anything set forth above to the contrary, the Extension Right shall not be in effect and Tenant may not exercise the Extension Right: (i) during any period of time that Tenant is in an Event of Default under any provision of this Lease; or (ii) if Tenant has been in an Event of Default under any provision of this Lease 3 or more times, regardless of whether the Events of Default are cured, during the 12 month period immediately before the date that Tenant intends to exercise the Extension Right, regardless of whether the Events of Default are cured.

2.3.6No Extensions. The period of time within which the Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Extension Right.

2.3.7Termination. The Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Right, if, after such exercise, but prior to the commencement date of the Second Extension Term, (i) Tenant fails to timely cure any default by Tenant under this Lease; or (ii) Tenant has been in an Event of Default 3 or more times during the period from the date of the exercise of the Extension Right to the date of the commencement of the Second Extension Term, regardless of whether such Events of Default are cured.

6.Tenant Improvement Allowances. Landlord shall provide certain tenant improvement allowances to Tenant for the purpose of improving the Premises as set forth in the

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Existing Premises Work Letter attached hereto as a part hereof as Exhibit B. For the avoidance of doubt, such allowances relate solely to the Premises leased by Tenant as of the Effective Date and not to the Available Space (as defined below) or the First Offer Space.

7.[*****]

3.	Miscellaneous.

a.Entire Agreement. The Lease, as amended by this Second Amendment, is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. The Lease, as so amended by this Second Amendment, may be amended only by an agreement in writing, signed and delivered by the parties hereto.

b.Binding Effect. This Second Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, members, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.

c.Counterparts/Electronic Signatures. This Second Amendment may be executed in 2 or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature process complying with the U.S. federal ESIGN Act of 2000, such as DocuSign) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes. Electronic signatures shall be deemed original signatures for purposes of this Second Amendment and all matters related thereto, with such electronic signatures having the same legal effect as original signatures.

d.Broker. Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent, or other person (collectively, “Broker”) in connection with this Second Amendment and that no Broker brought about this transaction, other than Jones Lang LaSalle (“JLL”). JLL, which represents Tenant, shall be paid by Landlord pursuant to a separate agreement between Landlord and JLL. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker, other than JLL, claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this Second Amendment.

e.Ratification; Conflicts. Except as amended and/or modified by this Second Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Second Amendment. In the event of any conflict between the provisions of this Second Amendment and the provisions of the Lease, the provisions of this Second Amendment shall prevail.

f.SEC filing.  Landlord and Tenant acknowledge that intends to include this fully executed Second Amendment as an Exhibit to Tenant's SEC filings (but Tenant shall redact the following provisions in the Second Amendment when so filed• (a} Annual Rent and Monthly

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Installment amounts  (b} amount  of the Increased  Security Deposit (c} duration of any abatement of Annual Rent including the duration of the Available Space Annual Rent Abatement and (d) the amount of the TI Allowances, Including the amount of the Tenant Improvement Allowance and Additional Tenant Improvement Allowance), Landlord acknowledges that Tenant is a publicly traded organization and is required to make this Second Amendment available to the public in accordance with the applicable SEC requirements

[SIGNATURES APPEAR ON NEXT PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment under seal as of the day and year first above written.

TENANT:

SYNTHETIC BIOLOGICS, INC.,
a Nevada corporation

By:	/s/ Steven A. Shallcross
Name:	Steven A. Shallcross
Title:	Chief Executive Officer

LANDLORD:

ARE-MARYLAND NO. 50, LLC,
a Delaware limited liability company

By:	Alexandria Real Estate Equities, L.P., a Delaware
limited partnership, as its managing member

	By:	ARE-QRS CORP.,
a Maryland corporation,
general partner

		By:	/s/Gregory Kay
		Name:	Gregory Kay
		Title:	Vice President RE Legal Affairs

Notary Public
Montgomery County, Maryland
/s/ Mechelle Kulesza
Name:	Mechelle Kulesza, Notary Public